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March 24, 2023

Interface, Inc.
1280 West Peachtree Street, NW
Atlanta, Georgia 30309

Re:	Interface, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as special counsel for Interface, Inc., a Georgia corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (together with all exhibits thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of an additional $21,000,000 of unsecured obligations of the Company to pay deferred compensation in the future (the “Obligations”), in accordance with the Interface, Inc. Nonqualified Savings Plan II, as amended (the “Plan”).
As such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, to be filed with the Commission on or about the date hereof; (ii) the written document constituting the Plan; (iii) the Company’s Restated Articles of Incorporation and accompanying Clarification Certificate; (iv) the Company’s Bylaws, as amended and restated; (v) such records of the Company, such other filings by the Company with the Commission and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others as we have deemed relevant; and (vi) such other documents, instruments, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.
In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.
Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:
(1)When issued in the manner contemplated by the Registration Statement and in accordance with the provisions of the Plan, and subject to the Company completing all actions and proceedings required on its part to be taken under the terms of the Plan, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan.
(2)The provisions of the written document constituting the Plan comply with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), pertaining to such provisions.
The opinions set forth above are subject to the following further qualifications, assumptions and limitations:

Interface, Inc.
March 24, 2023

(a)Our opinions above are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; (ii) (x) the effect of general principles of equity whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (y) concepts of materiality, reasonableness, good faith and fair dealing, and (z) the discretion of the court before which a proceeding is brought; and (iii) the effect of the laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness. We express no opinion as to: (i) consents to, or restrictions upon, governing law, jurisdiction, venue, remedies, or judicial relief; (ii) provisions authorizing or validating conclusive or discretionary determinations; and (iii) the severability, if invalid, of provisions to the foregoing effect.
(b)We have assumed that the Plan has been established and is intended to be maintained as a “top hat” plan under ERISA, maintained primarily for the purpose of providing deferred compensation to non-employee directors and to a select group of management or highly compensated employees.
The opinions expressed herein are limited in all respects to the law of the State of Georgia, and, to the extent applicable, Title I of ERISA, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. These opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Without limiting the foregoing, we express no opinion as to whether the Plan is being operated by the Company as a top hat plan under ERISA, or whether the participants that the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees. This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of the Commission’s Regulation S-K.
These opinions are given as of the date hereof, and we expressly decline any undertaking to revise or update any such opinion subsequent to the date hereof or to advise you of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, any such opinion.
We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Sincerely,
/s/ SMITH, GAMBRELL & RUSSELL, LLP